As filed with the U.S. Securities and Exchange Commission on April 20, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Infleqtion, Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-1946291
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1315 West Century Drive, Suite 150 Louisville, CO	80027
(Address of Principal Executive Offices)	(Zip Code)

Infleqtion, Inc. 2026 Equity Incentive Plan

ColdQuanta, Inc. 2017 Stock Incentive Plan

(Full title of the plan)

Matthew Kinsella

Chief Executive Officer

Infleqtion, Inc.

1315 West Century Drive, Suite 150

Louisville, CO 80027

(Name and address of agent for service)

(303) 440-1284

(Telephone number, including area code, of agent for service)

Copies to:

Ilan Hart Chief Financial Officer Infleqtion, Inc. 1315 West Century Drive, Suite 150 Louisville, CO 80027 (303) 440-1284	Mike Nelson Kristin VanderPas Peter Byrne Cooley LLP 1144 15th Street, Suite 2300 Denver, CO 80202 (212) 479-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Infleqtion, Inc. (the “Company” and the “Registrant”) for the purpose of registering (i) 30,179,087 shares of common stock of the Company, $0.0001 par value per share (“Common Stock”), issuable under the ColdQuanta, Inc. 2017 Stock Incentive Plan (the “2017 Plan”), (ii) 28,536,706 shares of Common Stock issuable under the Infleqtion, Inc. 2026 Equity Incentive Plan (the “2026 Plan” and together with the 2017 Plan, the “Plans”), and (iii) 4,883,176 shares of Common Stock issuable upon the exercise of outstanding options granted under the 2026 Plan.

On September 8, 2025, the Company (formerly known as Churchill Capital Corp X (“CCX”)) and ColdQuanta, Inc. (“Legacy Infleqtion”) announced that they entered into an Agreement and Plan of Merger and Reorganization, dated September 8, 2025 (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”), by and among CCX, AH Merger Sub I, Inc., a Delaware corporation and direct, wholly-owned subsidiary of CCX (“Merger Sub I”), AH Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of CCX (“Merger Sub II,” and, together with Merger Sub I, “Merger Subs”), and Legacy Infleqtion, which, among other things and subject to the terms and conditions contained therein, provided for (a) the transfer of the registration of CCX by way of continuation from the Cayman Islands to the State of Delaware (the “Domestication”), and (b) following the Domestication, the merger of Merger Sub I with and into Legacy Infleqtion, with Legacy Infleqtion continuing as the surviving corporation, and immediately thereafter, the merger of such surviving corporation with and into Merger Sub II, with Merger Sub II (renamed as “Infleqtion Quantum, LLC”) continuing as the surviving entity and as a wholly owned subsidiary of CCX (which was renamed as “Infleqtion, Inc.”) (collectively, the Mergers, and, together with the Domestication and other transactions contemplated by the Merger Agreement and the related agreements, the “Business Combination”).

On February 12, 2026, CCX held a special meeting of its shareholders (the “Special Meeting”) where the shareholders of CCX considered and approved a number of matters, including the consummation of the Business Combination. Following the Special Meeting, on that same day, CCX filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which CCX was domesticated and continues as a Delaware corporation, changing its name to “Infleqtion, Inc.” On February 13, 2026, as contemplated by the Merger Agreement, the Company consummated the transactions contemplated by the Merger Agreement and effected the Business Combination. In connection with the Closing, the Company moved the listing of its Common Stock and warrants from Nasdaq to the New York Stock Exchange and changed the trading symbols of its Common Stock and warrants from “CCCX” and “CCCXW,” to “INFQ” and “INFQ WS,” respectively.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement (the “Registration Statement”) in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

References in this Registration Statement to “we,” “us,” “our” and the “Company,” or similar references, refer to Infleqtion, Inc. (formerly known as Churchill Capital Corp X), unless otherwise stated or the context otherwise requires.

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Infleqtion, Inc. or its predecessor, Churchill Capital Corp X, with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(i)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 (the “Annual Report”), filed with the SEC on March 31, 2026;

(ii)

the Company’s Current Reports on Form 8-K as filed with the SEC on February  3, 2026, February  12, 2026, February 17, 2026 (as amended by the Current Report on Form 8-K/A filed on March  31, 2026) and March 26, 2026 (as amended by the Current Report on Form 8-K/A filed on March 31, 2026; and

(iii)	the description of the Company’s securities contained in Exhibit 4.6 to the Annual Report, and any amendment or report filed with the SEC for the purpose of updating the description.

In addition, all documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s certificate of incorporation and bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in our certificate of incorporation. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. The Registrant believes that these provisions and agreements are necessary to attract qualified directors.

The Registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s certificate of incorporation and bylaws or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

3.1	Certificate of Incorporation of Infleqtion, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on February 17, 2026).

3.2	Bylaws of Infleqtion, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on February 17, 2026).

5.1	Opinion of Cooley LLP.

99.1	Infleqtion, Inc. 2026 Equity Incentive Plan and related form agreements (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on February 17, 2026).

99.2	ColdQuanta, Inc. 2017 Stock Incentive Plan.

23.1	Consent of KPMG LLP.

23.2	Consent of WithumSmith+Brown, PC.

24.1	Power of Attorney (Included in Signature Page to this Registration Statement).

107	Filing Fee Table

Item 9.	Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Louisville, State of Colorado, on this 20th day of April, 2026.

INFLEQTION, INC.

By:	/s/ Matthew Kinsella
Matthew Kinsella
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Matthew Kinsella and Ilan Hart, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew Kinsella Matthew Kinsella	Chief Executive Officer and Director (Principal Executive Officer)	April 20, 2026

/s/ Ilan Hart Ilan Hart	Chief Financial Officer (Principal Financial and Accounting Officer)	April 20, 2026

/s/ Eric Bjornholt Eric Bjornholt	Director	April 20, 2026

/s/ Kristina Johnson Kristina Johnson	Director	April 20, 2026

/s/ Dawn Meyerriecks Dawn Meyerriecks	Director	April 20, 2026

/s/ Catherine Lego Catherine Lego	Director	April 20, 2026

/s/ David Singer David Singer	Director	April 20, 2026